Exhibit 99.1

CONSENT TO ACT AS A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of the undersigned’s name in the Registration Statement on Form S-1 filed by CDW Corporation with the Securities and Exchange Commission (File No. 333-187472) and any amendments thereto with respect to the undersigned’s becoming a director of CDW Corporation. The undersigned also hereby consents to the filing of this consent as an exhibit to such Registration Statement on Form S-1 and any amendments thereto.

DONNA F. ZARCONE

By:	/s/ Donna F. Zarcone
Donna F. Zarcone

Dated May 10, 2013